UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 18, 2013

EXTERRAN PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-33078	22-3935108
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive, Houston, Texas	77060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 836-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01              Regulation FD Disclosure.

On March 18, 2013, Exterran Partners, L.P. (“we”) commenced a private offering to eligible purchasers, subject to market and other conditions, of $300.0 million principal amount of senior notes due 2021 (the “Notes Offering”), as described further in Item 8.01 below. In connection with the Notes Offering, we are disclosing the following:

Credit Agreement Amendment

Upon completion of the Notes Offering, we expect to amend our senior secured credit agreement (the “Credit Agreement”). The amendment provides for, among other things, a reduction in the borrowing capacity under the revolving credit facility by $100 million to $650 million and an extension of the maturity date of the term loan and revolving credit facilities provided for under the Credit Agreement to May 15, 2018. Following the effectiveness of the amendment upon the issuance of the notes, the maximum allowed ratio of Total Debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) will increase to 5.25 to 1.0 (subject to a temporary increase to 5.5 to 1.0 for any quarter during which an acquisition meeting certain thresholds is completed and for the following two quarters after the acquisition closes), and we will be required to maintain, on a consolidated basis, a ratio of Senior Secured Debt (as defined in the Credit Agreement) to EBITDA of not greater than 4.0 to 1.0. Any commitments of the lenders and the effectiveness of the amendment are subject to the satisfaction of various closing conditions.

Summary Consolidated Historical and Pro Forma Financial Data

The following table shows summary consolidated historical financial data as of and for the periods indicated. The historical financial data for the years ended December 31, 2010, 2011 and 2012 and the historical balance sheet data as of December 31, 2011 and 2012 have been derived from our audited consolidated historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference herein. The historical balance sheet data as of December 31, 2010 has been derived from our audited consolidated historical financial statements not included or incorporated by reference herein. The summary consolidated historical financial data should be read in conjunction with our consolidated historical financial statements and with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ included in our Annual Report on Form 10-K for the year ended December 31, 2012.

The following table also shows unaudited pro forma financial data as of and for the periods indicated. The pro forma financial data for the year ended December 31, 2012 has been derived from our unaudited pro forma financial statements included in our Current Report on Form 8-K/A filed on March 15, 2013. The pro forma balance sheet data gives effect to the proposed acquisition of compression assets from Exterran Holdings, Inc. (“Exterran Holdings”) we announced in our Current Report on Form 8-K, filed on March 8, 2013 (the “Proposed 2013 Contract Operations Acquisition”), as if it had occurred on December 31, 2012. The pro forma statement of operations data and pro forma EBITDA, as further adjusted, give effect to our March 2012 acquisition of compression and processing assets from Exterran Holdings, announced in our Current Report on Form 8-K filed on February 24, 2012, and the Proposed 2013 Contract Operations Acquisition as if they had occurred on January 1, 2012. The unaudited pro forma financial data is provided for illustrative purposes only and is not intended to represent or be indicative of our consolidated results of operations or financial position that would have been recorded had the transactions been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position. The unaudited pro forma financial data should be read in conjunction with our consolidated financial statements, our unaudited pro forma financial statements, and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ included in our Annual Report on Form 10-K for the year ended December 31, 2012.

				Pro Forma
	Historical			Year Ended
	Year Ended December 31,			December 31,
	2010(1)	2011(1)	2012(1)	2012
	(in thousands, excluding ratios)
Statement of Operations Data:
Revenue	$237,636	$308,274	$387,493	$442,774
Gross margin(2)	113,394	145,349	204,333	242,565
Depreciation and amortization	52,518	67,930	88,298	103,954
Long-lived asset impairment(3)	24,976	1,060	29,560	29,560
Selling, general and administrative expense — affiliates	34,830	39,380	49,889	55,794
Interest expense	24,037	30,400	25,167	25,954
Other (income) expense, net	(314)	(392)	(35)	(35)
Income tax provision	680	918	945	1,544
Net income (loss)	(23,333)	6,053	10,509	25,794
Balance Sheet Data (at period end):
Cash and cash equivalents	$50	$5	$142	$142
Working capital(4)	14,751	21,121	1,661	1,661
Total assets	813,345	991,005	1,163,536	1,328,034
Long-term debt	449,000	545,500	680,500	680,500
Partners’ capital	350,737	423,766	439,000	603,498
Cash Flow Data:
Net cash flows provided by (used in):
Operating activities	$43,682	$80,090	$125,217
Investing activities	(29,042)	(106,463)	(228,940)
Financing activities	(14,793)	26,328	103,860
Other Financial Data:
EBITDA, as further adjusted(2)	$104,807	$139,290	$180,034	$212,009
Ratio of earnings to fixed charges(5)	—	1.22x	1.44x

(1)         In August 2010, June 2011 and March 2012 we acquired from Exterran Holdings, contract operations customer service agreements and a fleet of compressor units used to provide compression services under those agreements. In June 2011 and March 2012, we also acquired from Exterran Holdings natural gas processing plants. An acquisition of a business from an entity under common control is generally accounted for under GAAP by the acquirer with retroactive application as if the acquisition date was the beginning of the earliest period included in the financial statements. Retroactive effect of these acquisitions was impracticable because such retroactive application would have required significant assumptions in a prior period that cannot be substantiated. Accordingly, our financial statements include the assets acquired, liabilities assumed, revenues and direct operating expenses associated with the acquisitions beginning on the date of each such acquisition.

(2)        Gross margin and EBITDA, as further adjusted, are non-GAAP financial measures and are defined, reconciled to net income (loss) and discussed further in ‘‘— Non-GAAP Financial Measures’’ below.

(3)         During 2012, we evaluated the future deployment of our idle fleet and determined to retire and either sell or re-utilize the key components of approximately 260 idle compressor units, representing approximately 71,000 horsepower, that we previously used to provide services. The fair value of each unit was estimated based on the expected net sale proceeds compared to other fleet units we recently sold, as well as our review of other units recently offered for sale by third parties, or the estimated component value of the equipment we plan to use. The net book value of these assets exceeded the fair value by $22.2 million for the year ended December 31, 2012 and was recorded as a long-lived asset impairment.

In connection with our review of our fleet in 2012, we evaluated for impairment idle units that had been culled from our fleet in prior periods and were available for sale. Based upon that review, we reduced the expected proceeds from disposition for most of the remaining units and increased the weighted average disposal period for the units from the assumptions used in prior periods. This resulted in an additional impairment of $7.4 million to reduce the book value of each unit to its estimated fair value.

During 2011 and 2010, we reviewed our idle compression fleet for units that were not of the type, configuration, make or model that are cost effective to maintain and operate. We performed a cash flow analysis of the expected proceeds from the salvage value of these units to determine the fair value of the assets. The net book value of these assets exceeded the fair value by $1.1 million and $0.4 million, respectively, for the years ended December 31, 2011 and 2010, and was recorded as a long-lived asset impairment. Additionally, during December 2010, we completed an evaluation of our longer-term strategies and determined to retire and sell approximately 370 idle compressor units, representing approximately 117,000 horsepower, that we previously used to provide services in our business. As a result of this decision to sell these compressor units, we performed an impairment review and based on that review, recorded a $24.6 million asset impairment to reduce the book value of each unit to its estimated fair value.

(4)         Working capital is defined as current assets minus current liabilities.

(5)         The ratio of earnings to fixed charges was less than one to one for the year ended December 31, 2010. Additional earnings of $22.7 million would have been needed to have a one to one ratio of earnings to fixed charges.

Non-GAAP Financial Measures

Gross margin and EBITDA, as further adjusted, are non-GAAP financial measures.  We provide reconciliations of these non-GAAP financial measures to net income, the most directly comparable financial measures as calculated and presented in accordance with GAAP.

We define gross margin as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin is included as a supplemental disclosure because it is a primary measure used by our management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. We believe gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with our selling, general and administrative (“SG&A”) activities, the impact of our financing methods and income tax provision. Depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP. Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Gross margin has certain material limitations associated with its use as compared to net income (loss). These limitations are primarily due to the exclusion of interest expense, depreciation and amortization expense, SG&A expense and impairment charges. Each of these excluded expenses is material to our consolidated results of operations. Because we intend to finance a portion of our operations through borrowings, interest expense is a necessary element of our costs and our ability to generate revenue. Additionally, because we use capital assets, depreciation expense is a necessary element of our costs and our ability to generate revenue, and SG&A expenses are necessary costs to support our operations and required partnership activities. To compensate for these limitations, management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance.

The following table reconciles our net income (loss) to our gross margin:

				Pro Forma
	Historical			Year Ended
	Year Ended December 31,			December 31,
	2010	2011	2012	2012
	(in thousands)
Net income (loss)	$(23,333)	$6,053	$10,509	$25,794
Depreciation and amortization	52,518	67,930	88,298	103,954
Long-lived asset impairment	24,976	1,060	29,560	29,560
Selling, general and administrative expense — affiliates	34,830	39,380	49,889	55,794
Interest expense	24,037	30,400	25,167	25,954
Other (income) expense, net	(314)	(392)	(35)	(35)
Income tax provision	680	918	945	1,544
Gross margin	$113,394	$145,349	$204,333	$242,565

We define EBITDA, as further adjusted, as net income (loss) excluding income tax provision, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, other charges, non-cash SG&A costs and any amounts by which cost of sales and SG&A costs are reduced as a result of caps on these costs contained in the omnibus agreement among us, Exterran Holdings, our general partner and others (the “Omnibus Agreement”), which amounts are treated as capital contributions from Exterran Holdings for accounting purposes. We believe EBITDA, as further adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization expense, impairment charges), tax consequences, caps on operating and SG&A costs, non-cash SG&A costs and reimbursements. Management uses

EBITDA, as further adjusted, as a supplemental measure to review current period operating performance, comparability measures and performance measures for period to period comparisons. Our EBITDA, as further adjusted, may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.

EBITDA, as further adjusted, is not a measure of financial performance under GAAP, and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA, as further adjusted, are significant and necessary components to the operations of our business, and, therefore, EBITDA, as further adjusted, should only be used as a supplemental measure of our operating performance.

The following table reconciles our net income (loss) to EBITDA, as further adjusted:

				Pro Forma
	Historical			Year Ended
	Year Ended December 31,			December 31,
	2010	2011	2012	2012
	(in thousands)
Net income (loss)	$(23,333)	$6,053	$10,509	$25,794
Income tax provision	680	918	945	1,544
Depreciation and amortization	52,518	67,930	88,298	103,954
Long-lived asset impairment	24,976	1,060	29,560	29,560
Cap on operating and selling, general and administrative costs provided by Exterran Holdings (1)	24,720	32,397	24,758	24,406
Non-cash selling, general and administrative costs — affiliates	1,209	532	797	797
Interest expense	24,037	30,400	25,167	25,954
EBITDA, as further adjusted	$104,807	$139,290	$180,034	$212,009

(1)         In connection with and upon the closing of the Proposed 2013 Contract Operations Acquisition, the Omnibus Agreement will be amended. The pro forma cap on operating and SG&A costs provided by Exterran Holdings has taken into account the amendments made to these caps. The pro forma cap on operating costs for the year ended December 31, 2012 was $21.75 per horsepower per quarter as the amendment to the cap on operating costs will not be effective until January 1 of the year following acquisition close. The cap on SG&A costs for the year ended December 31, 2012 was $12.5 million per quarter as the amendment to the cap on SG&A costs will be effective immediately following acquisition close.

The information set forth in this Item 7.01 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 8.01              Other Information.

Private Offering of Senior Notes due 2021

On March 18, 2013, we commenced a private offering to eligible purchasers, subject to market and other conditions, of $300.0 million principal amount of senior notes due 2021. We intend to use the net proceeds of the Notes Offering to repay amounts outstanding under our senior secured credit facility. A copy of the press release announcing the Notes Offering is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The information contained in this Current Report on Form 8-K, including the exhibits, shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01              Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Exterran Partners, L.P., dated March 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN PARTNERS, L.P.

	By:	Exterran General Partner, L.P., its general partner

	By:	Exterran GP LLC, its general partner

(Registrant)

March 18, 2013	By:	/s/ David S. Miller
David S. Miller
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release of Exterran Partners, L.P., dated March 18, 2013